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                                                                    EXHIBIT 99.2




                             JOINT VENTURE BETWEEN INTELLISYS
                             TECHNOLOGY CORPORATION AND CONCEPT
                             AUTOMATION, INC. OF AMERICA

                             FINANCIAL STATEMENTS

                             DECEMBER 31, 1996

                             (WITH INDEPENDENT AUDITORS' REPORT THEREON)










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INDEPENDENT AUDITORS' REPORT



To the Members of the
Joint Venture between IntelliSys Technology Corporation and
    Concept Automation, Inc. of America:


We have audited the accompanying balance sheet of the Joint Venture between IntelliSys Technology Corporation and Concept Automation, Inc. of America
(the "Joint Venture") as of December 31, 1996, and the related statements of operations, members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Joint Venture as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                           /s/ KPMG Peat Marwick LLP


McLean, Virginia
June 26, 1997
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JOINT VENTURE BETWEEN INTELLISYS TECHNOLOGY CORPORATION
AND CONCEPT AUTOMATION, INC. OF AMERICA

Balance Sheet

December 31, 1996

======================================================================================
ASSETS
--------------------------------------------------------------------------------------

Current assets:
   Cash and cash equivalents                                      $           269,044
   Accounts receivable                                                      1,840,660
   Inventory                                                                  963,924
   Due from related party                                                     120,876
--------------------------------------------------------------------------------------

Total assets                                                      $         3,194,504
======================================================================================

LIABILITIES AND MEMBERS' EQUITY
--------------------------------------------------------------------------------------

Current liabilities:
   Accounts payable                                               $         1,522,040
   Line-of-credit                                                             770,392
--------------------------------------------------------------------------------------

Total liabilities                                                           2,292,432

Members' equity                                                               902,072
--------------------------------------------------------------------------------------

Total liabilities and members' equity                             $         3,194,504
======================================================================================

See accompanying notes to the financial statements.



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
JOINT VENTURE BETWEEN INTELLISYS TECHNOLOGY CORPORATION
AND CONCEPT AUTOMATION, INC. OF AMERICA

Statement of Operations

Year ended December 31, 1996

============================================================================================
Product revenue                                                     $            30,809,861

Cost of product sales                                                            26,343,356
--------------------------------------------------------------------------------------------

                                                                                  4,466,505

Indirect, general, and administrative expenses                                      159,695
--------------------------------------------------------------------------------------------

Operating income                                                                  4,306,810

Interest income                                                                      44,361
Interest expense                                                                     42,272
--------------------------------------------------------------------------------------------

Net income                                                          $             4,308,899
============================================================================================

See accompanying notes to the financial statements.


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
JOINT VENTURE BETWEEN INTELLISYS TECHNOLOGY CORPORATION
AND CONCEPT AUTOMATION, INC. OF AMERICA

Statement of Members' Equity

Year ended December 31, 1996

=========================================================================================================================

                                                                     ITC                CAI, Inc.                  Total
-------------------------------------------------------------------------------------------------------------------------

Members' equity, December 31, 1995                   $           222,688          $      214,936        $        437,624
  Distributions                                               (1,960,670)             (1,883,781)             (3,844,451)
  Net income                                                   2,197,538               2,111,361               4,308,899
-------------------------------------------------------------------------------------------------------------------------

Members' equity, December 31, 1996                   $           459,556          $      442,516        $        902,072
=========================================================================================================================

See accompanying notes to the financial statements.


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

JOINT VENTURE BETWEEN INTELLISYS TECHNOLOGY CORPORATION
AND CONCEPT AUTOMATION, INC. OF AMERICA

Statement of Cash Flows

Year ended December 31, 1996

======================================================================================================
Operating activities:
  Net income                                                                    $           4,308,899
  Adjustments to reconcile net income to net cash provided by operating activities:
      Decrease in accounts receivable                                                         890,165
      Decrease in inventory                                                                    54,049
      Increase in due from related party                                                     (115,876)
      Decrease in accounts payable                                                         (1,500,317)
------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                                   3,636,920

Cash flows from financing activities:
  Net advances under line-of-credit                                                           358,683
  Distributions to members                                                                 (3,791,321)
------------------------------------------------------------------------------------------------------

Net cash used in financing activities                                                      (3,432,638)
------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                                     204,282

Cash and cash equivalents, beginning of the year                                               64,762
------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of the year                                      $             269,044
======================================================================================================

See accompanying notes to the financial statements.


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
JOINT VENTURE BETWEEN INTELLISYS TECHNOLOGY CORPORATION AND
CONCEPT AUTOMATION, INC. OF AMERICA

Notes to Financial Statements

December 31, 1996

================================================================================

(1)      ORGANIZATION AND NATURE OF OPERATIONS

         In February 1994, IntelliSys Technology Corporation ("ITC") and Concept Automation Inc. of America ("CAI") (together hereafter referred to as the "Joint Venture") entered into a Joint Venture Agreement (the "Agreement") to secure the contract for, and to perform the work requirements under a contract for the United States Department of Justice Federal Bureau of Prisons ("BOP"). Under this contract, the Joint Venture provides Local Area Network (LAN) equipment, computers, peripherals, and software. Subsequent to the formation of the Joint Venture, BTG, Inc. acquired CAI.

         ITC and CAI own 51 percent and 49 percent of the Joint Venture, respectively. Earnings of the Joint Venture are distributed to ITC and CAI in this proportion based upon the cash flow requirements of the Joint Venture.

         The Joint Venture will terminate upon completion of the BOP contract or earlier for certain events as outlined in the Agreement. The period of performance under the BOP contract is for a base period of twelve months beginning May 1,1995, with two twelve month option periods thereafter.


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         METHOD OF ACCOUNTING

         The Joint Venture maintains its records, and the accompanying financial statements have been prepared, on the accrual basis of accounting in accordance with generally accepted accounting principles.

         REVENUE RECOGNITION

         The Joint Venture provides off-the-shelf hardware and software to the BOP under a single contract. Revenue is recognized when the customers have accepted the products.








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JOINT VENTURE BETWEEN INTELLISYS TECHNOLOGY CORPORATION AND
CONCEPT AUTOMATION, INC. OF AMERICA

Notes to Financial Statements

December 31, 1996

================================================================================
         CASH EQUIVALENTS

         For purposes of the statement of cash flows, the Joint Venture considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         INVENTORY

         Inventory consists principally of purchased products held for resale and is valued at the lower of cost, determined on the average cost basis, or market value.


         PRODUCT WARRANTY

         The Joint Venture provides a warranty to its customer covering parts and labor for one year from the date of purchase.

         INCOME TAXES

         Under the Agreement, federal and state income taxes are the direct responsibility of ITC and CAI. Accordingly, no income taxes have been recorded in the accompanying financial statements.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

         CONCENTRATION OF CREDIT RISK

         During 1996, the BOP contract accounted for all of the revenue of the Joint Venture.

(3)      RELATED PARTY TRANSACTIONS

         ITC and CAI provided the services of its employees to work on a number of the tasks required by the Joint Venture. ITC performs many of the administrative requirements of the BOP contract including program management, purchasing, and accounting. CAI performs inventory management requirements such as storage, shipping, and receiving of the products. These costs are absorbed directly by ITC and CAI and, accordingly, are not included in the accompanying financial statements.

         CAI sold certain products to the Joint Venture in order to take advantage of more favorable pricing arrangements. Liabilities of the Joint Venture to CAI as of December 31, 1996 were approximately $905,000, and are included in accounts payable in the accompanying financial statements. Additionally, the Joint Venture has a receivable from CAI for product purchase discounts of approximately $121,000.

(4)      LINE-OF-CREDIT

         In July 1995, the Joint Venture entered into an agreement with a separate financing organization that provides for borrowings to finance inventory purchases under a wholesale financing agreement (the "Inventory Financing Facility"). The Inventory Financing Facility is secured by certain assets of the Joint Venture including inventory and accounts receivable. Financial terms of any advance made under the Inventory Financing Facility depend, in part, upon the availability of approved vendor discounts, payment terms or other incentives, prevailing economic conditions, product sales volume, and other economic factors which may vary over time. In addition, the Joint Venture is subject to certain restrictive covenants under this facility. At December 31, 1996, the Joint Venture had approximately $770,000 of outstanding borrowings under this facility. Under the terms of the agreement, the Inventory Financing Facility has no expiration date but can be terminated by either party at any time. Interest expense under the Inventory Financing Facility was approximately $42,000 for the year ended December 31, 1996.


(5)      SUBSEQUENT EVENT

         On April 30, 1997, the Joint Venture was approved for the second twelve month option period of the BOP contract beginning May 1, 1997.


================================================================================



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
JOINT VENTURE BETWEEN INTELLISYS TECHNOLOGY CORPORATION AND
CONCEPT AUTOMATION, INC. OF AMERICA

Notes to Financial Statements



================================================================================





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